Press Release

SINCLAIR REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

BALTIMORE (May 7, 2025) - Sinclair, Inc. (Nasdaq: SBGI), the "Company" or "Sinclair," today reported financial results for the three months ended March 31, 2025.

Highlights:
•Adjusted EBITDA exceeded high-end of guidance range
•$66 million par value of the Sinclair Television Group notes due in 2027 repurchased in April for $62 million cash
•Significantly lower estimated full-year 2025 cash tax payment

CEO Comment:
"Sinclair delivered solid financial results in a challenging first quarter environment. Adjusted EBITDA exceeded the high-end of our guidance range and core advertising trends continue to be among the strongest in the industry, despite the macro-economic uncertainties and lack of visibility. We are seeing some signs of improvement in the pay TV ecosystem as consumers respond to innovative packaging," said Chris Ripley, Sinclair's President and Chief Executive Officer. "We remain optimistic that the regulatory environment is poised for favorable reforms in the near term, opening up potential strategic options for us and the industry generally. We completed our comprehensive refinancing during the first quarter, which pushed out our nearest meaningful maturity to December of 2029 and our weighted average maturity is now more than six years out, representing the longest maturity runway in the industry. The refinancing positioned Sinclair well to execute on those strategic possibilities."

Recent Company Developments:

Content and Distribution:
•In the first quarter, the Company reached a distribution agreement with YouTube TV to continue carriage of Tennis Channel, TennisChannel 2, CHARGE!, Comet, and ROAR. The agreement also added carriage of The Nest and PickleBall TV.
•Year-to-date, Sinclair's newsrooms have won a total of 33 journalism awards, including four national headliner awards.
•In April, the Company launched BFFR, a weekly podcast from AMP Media hosted by women's soccer icons Sydney Leroux and Ali Riley, across all major podcast platforms.
•In April, the Company announced that the Federal Aviation Administration (FAA) accepted Sinclair’s Declaration of Compliance for Operations Over People, making Sinclair the first broadcast company authorized to fly drones over individuals and moving vehicles without needing an FAA waiver for newsgathering under FAA rules.
Community:
•In April, the Company held its third annual Sinclair Day of Service, whereby all employees were encouraged to volunteer that day for charitable causes. Over 1,300 employees volunteered a total of more than 3,600 hours that day.

Investment Portfolio:
•During the first quarter, Sinclair Ventures, LLC (Ventures) made approximately $8 million in minority investments and received distributions of approximately $10 million.
Transactions:
•In the first quarter, the Company closed a comprehensive refinancing and debt recapitalization to strengthen the Company's balance sheet and better position it for long-term growth. The Company's balance sheet is now the industry's longest in terms of maturity profile.
•During the three months ended March 31, 2025, Compulse completed an acquisition of a digital marketing services company for approximately $30 million in cash.

Financial Results:
Three Months Ended March 31, 2025 Consolidated Financial Results:
•Total revenues decreased 3% to $776 million versus $798 million in the prior year period. Media revenues decreased 3% to $770 million versus $792 million in the prior year period.
•Total advertising revenues of $298 million decreased 7% versus $321 million in the prior year period. Core advertising revenues, which exclude political revenues, of $292 million were down 2% versus $297 million in the prior year period.
•Distribution revenues of $451 million increased versus $436 million in the prior year period.
•Operating income of $14 million declined versus $42 million in the prior year period.
•Net loss attributable to the Company was $156 million versus net income of $23 million in the prior year period.
•Adjusted EBITDA decreased 19% to $112 million from $139 million in the prior year period.
•Diluted loss per common share was $2.30 as compared to diluted earnings per common share of $0.35 in the prior year period.

Segment financial information is included in the following tables for the periods presented. The Local Media segment consists primarily of broadcast television stations, which the Company owns, operates or to which the Company provides services, and includes multicast networks and original content. The Local Media segment assets are owned and operated by Sinclair Broadcast Group, LLC (SBG). The Tennis segment consists primarily of Tennis Channel, a cable network which includes coverage of most of tennis' top tournaments and original professional sport and tennis lifestyle shows; the Tennis Channel International subscription and streaming service; Tennis Channel streaming service; TennisChannel 2, a 24-hours a day free ad-supported streaming television channel; and Tennis.com. Other includes non-broadcast digital solutions, technical services, and other non-media investments.

Three months ended March 31, 2025	Local Media	Tennis	Other	Corporate and Eliminations	Consolidated
($ in millions)
Distribution revenue	$395	$56	$—	$—	$451
Core advertising revenue	271	11	15	(5)	292
Political advertising revenue	6	—	—	—	6
Other media revenue	22	1	—	(2)	21
Media revenues	$694	$68	$15	$(7)	$770
Non-media revenue	—	—	6	—	6
Total revenues	$694	$68	$21	$(7)	$776

Media programming and production expenses	$390	$27	$1	$—	$418
Media selling, general and administrative expenses	170	18	11	(7)	192
Non-media expenses	2	—	9	—	11
Amortization of program costs	19	—	—	—	19
Corporate general and administrative expenses	37	—	—	15	52
Stock-based compensation	21	—	—	—	21
Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	6	—	—	2	8
Interest expense (net)(a)	139	—	(5)	—	134
Capital expenditures	16	—	—	—	16
Distributions to the noncontrolling interests	3	—	—	—	3
Cash distributions from investments	—	—	10	—	10
Net cash taxes paid					—

Net loss					(154)
Operating income (loss)	12	18	(1)	(15)	14
Adjusted EBITDA(b)	103	23	—	(13)	112
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income. Includes $68 million of non-recurring fees and expenses related to our comprehensive refinancing, which closed in the three months ended March 31, 2025.
(b)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring and unusual transaction, implementation, legal, regulatory and other costs, as well as certain non-cash items such as stock-based compensation expense and other gains and losses less amortization of program costs. Refer to the reconciliation at the end of this press release and the Company’s website.

Three months ended March 31, 2024	Local Media	Tennis	Other	Corporate and Eliminations	Consolidated
($ in millions)
Distribution revenue	$384	$52	$—	$—	$436
Core advertising revenue	284	10	6	(3)	297
Political advertising revenue	24	—	—	—	24
Other media revenue	35	1	—	(1)	35
Media revenues	$727	$63	$6	$(4)	$792
Non-media revenue	—	—	9	(3)	6
Total revenues	$727	$63	$15	$(7)	$798

Media programming and production expenses	$383	$25	$—	$—	$408
Media selling, general and administrative expenses	183	12	5	(4)	196
Non-media expenses	2	—	12	(2)	12
Amortization of program costs	19	—	—	—	19
Corporate general and administrative expenses	41	1	—	16	58
Stock-based compensation	25	—	—	3	28
Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	7	—	(1)	—	6
Interest expense (net)(a)	69	—	(4)	—	65
Capital expenditures	21	—	—	—	21
Distributions to the noncontrolling interests	2	—	—	—	2
Cash distributions from investments	26	—	51	—	77
Net cash taxes paid					—

Net income					25
Operating income (loss)	41	20	(3)	(16)	42
Adjusted EBITDA(b)	131	25	(3)	(14)	139
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(b)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring and unusual transaction, implementation, legal, regulatory and other costs, as well as certain non-cash items such as stock-based compensation expense and other gains and losses less amortization of program costs. Refer to the reconciliation at the end of this press release and the Company’s website.

Consolidated Balance Sheet and Cash Flow Highlights of the Company:
•Total Company debt as of March 31, 2025 was $4,191 million.
•In April, the Company repurchased $66 million of Sinclair Television Group Notes due 2027 for $62 million in cash.
•Cash and cash equivalents for the Company as of March 31, 2025 was $631 million, of which $277 million was SBG cash and $354 million was Ventures cash.
•As of March 31, 2025, 45.8 million Class A common shares and 23.8 million Class B common shares were outstanding, for a total of 69.5 million common shares.
•In March, the Company paid a quarterly cash dividend of $0.25 per share.
•Capital expenditures for the first quarter of 2025 were $16 million.

Notes:
Certain reclassifications have been made to prior years' financial information to conform to the presentation in the current year.

Outlook:
The Company currently expects to achieve the following results for the three months ending June 30, 2025 and the twelve months ending December 31, 2025. The outlook includes Compulse's acquisition of a digital marketing services company.

For the three months ending June 30, 2025 ($ in millions)	Local Media	Tennis	Other	Corporate and Eliminations	Consolidated
Core advertising revenue	$270 to 286	$14 to 15	$35 to 36	$(7)	$313 to 330
Political advertising revenue	5 to 7	—	—	—	5 to 7
Advertising revenue	$276 to 293	$14 to 15	$35 to 36	$(7)	$318 to 336
Distribution revenue	385 to 387	55	—	—	439 to 441
Other media revenue	20	2	—	(1)	21
Media revenues	$680 to 699	$71	$35 to 36	$(9)	$778 to 798
Non-media revenue	—	—	9	(1)	8
Total revenues	$680 to 699	$71	$45 to 46	$(9)	$787 to 807

Media programming & production expenses and media selling, general and administrative expenses	$565 to 571	$58	$30	$(9)	$644 to 650
Non-media expenses	2	—	11	(1)	13
Amortization of program costs	17	—	—	—	17
Corporate general and administrative	27	—	2	13	42
Stock-based compensation	10	—	1	—	11
Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	10	—	—	—	10

Interest expense (net)(a)	79	—	(5)	—	74
Capital expenditures	19 to 21	1	—	—	20 to 22
Distributions to the noncontrolling interests	3	—	—	—	3
Cash distributions from equity investments	—	—	17	—	17
Net cash tax payments					58 to 61

Operating Income	$18 to 32	$7 to 8	$0 to 1	$(12)	$13 to 29
Adjusted EBITDA(b)	$89 to 104	$12 to 13	$2 to 3	$(13)	$91 to 107
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(b)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring and unusual transaction, implementation, legal, regulatory and other costs, as well as certain non-cash items such as stock-based compensation expense and other gains and losses less amortization of program costs.

For the twelve months ending December 31, 2025 ($ in millions)	Consolidated
Non-media expenses	$46
Amortization of program costs	$72
Corporate general and administrative	$174
Stock based compensation	$49
Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	$33
Interest expense (net)(a)	$357
Capital expenditures	$83 to 86
Distributions to noncontrolling interests	$10
Cash distributions from equity investments	$29
Net cash tax payments	$117 to 124
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income. Includes $68 million of non-recurring fees and expenses related to our comprehensive refinancing, which closed in the three months ended March 31, 2025.

Sinclair Conference Call:
The senior management of Sinclair will hold a conference call to discuss the Company's first quarter 2025 results on Wednesday, May 7, 2025, at 4:30 p.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investor Relations/Events and Presentations." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (888) 506-0062, with entry code 937095.

About Sinclair:
Sinclair, Inc. is a diversified media company and a leading provider of local news and sports. The Company owns, operates and/or provides services to 185 television stations in 86 markets affiliated with all the major broadcast networks; and owns Tennis Channel and multicast networks Comet, CHARGE!, ROAR, and The Nest. Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and the nation’s largest streaming aggregator of local news content, NewsON. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Sinclair, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended March 31,
	2025	2024
REVENUES:
Media revenues	$770	$792
Non-media revenues	6	6
Total revenues	776	798

OPERATING EXPENSES:
Media programming and production expenses	418	408
Media selling, general and administrative expenses	192	196
Amortization of program costs	19	19
Non-media expenses	11	12
Depreciation of property and equipment	26	25
Corporate general and administrative expenses	52	58
Amortization of definite-lived intangible assets	36	38
Loss on asset dispositions and other	8	—
Total operating expenses	762	756
Operating income	14	42

OTHER INCOME (EXPENSE):
Interest expense including amortization of debt discount and deferred financing costs	(144)	(76)
Gain on extinguishment of debt	2	1
(Loss) income from equity method investments	(6)	14
Other (expense) income, net	(66)	40
Total other expense, net	(214)	(21)
(Loss) income before income taxes	(200)	21
INCOME TAX BENEFIT	46	4
NET (LOSS) INCOME	(154)	25
Net income attributable to the noncontrolling interests	(2)	(2)
NET (LOSS) INCOME ATTRIBUTABLE TO SINCLAIR	$(156)	$23
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR:
Basic earnings per share	$(2.30)	$0.35
Diluted earnings per share	$(2.30)	$0.35
Basic weighted average common shares outstanding (in thousands)	67,489	64,156
Diluted weighted average common and common equivalent shares outstanding (in thousands)	67,489	64,403

Adjusted EBITDA is a non-GAAP operating performance measure that management and the Company’s Board of Directors use to evaluate the Company’s operating performance and for executive compensation purposes. The Company believes that Adjusted EBITDA provides useful information to investors by allowing them to view the Company’s business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of relative operating performance.

Adjusted EBITDA is provided on a forward-looking basis under the section entitled “Outlook” above. The Company has not included a reconciliation of projected Adjusted EBITDA to net income, which is the most directly comparable GAAP measure, for the periods presented in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company’s projected Adjusted EBITDA excludes certain items that are inherently uncertain and difficult to predict including, but not limited to, income taxes. Due to the variability, complexity and limited visibility of the adjusting items that would be excluded from projected Adjusted EBITDA in future periods, management does not rely upon them for internal use or measurement of operating performance, and therefore cannot create a quantitative projected Adjusted EBITDA to net income reconciliation for the periods presented without unreasonable efforts. A quantitative reconciliation of projected Adjusted EBITDA to net income for the periods presented would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between projected Adjusted EBITDA to net income for the periods presented will consist of items similar to those described in the reconciliation of historical results below. The timing and amount of any of these excluded items could significantly impact the Company’s net income for a particular period. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis.

In addition to the reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income, below, the Company also discloses a reconciliation of the Adjusted EBITDA of its segments to its more directly comparable GAAP measure, segment operating income.

Non-GAAP measures are not formulated in accordance with GAAP, are not meant to replace GAAP financial measures and may differ from other companies’ uses or formulations. Further discussions and reconciliations of the Company’s non-GAAP financial measures to their most directly comparable GAAP financial measures can be found on its website www.sbgi.net.

Sinclair, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measurements - Unaudited
All periods reclassified to conform with current year GAAP presentation
(in millions)

	Three Months Ended March 31,
	2025	2024
Reconciliation of Consolidated Sinclair, Inc. Net Income to Consolidated Adjusted EBITDA
Net (loss) income	$(154)	$25
Add: Income tax benefit	(46)	(4)
Add: Other income	—	(28)
Add: Loss (income) from equity method investments	6	(14)
Add: Loss (income) from other investments and impairments	73	(2)
Add: Gain on extinguishment of debt/insurance proceeds	(2)	(2)
Add: Interest expense	144	76
Less: Interest income	(8)	(9)
Less: Loss on asset dispositions and other, net of impairment	8	—
Add: Amortization of intangible assets & other assets	36	38
Add: Depreciation of property & equipment	26	25
Add: Stock-based compensation	21	28
Add: Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	8	6
Adjusted EBITDA	$112	$139

Three months ended March 31, 2025	Local Media	Tennis	Other
($ in millions)
Total revenues	$694	$68	$21
Media programming and production expenses	390	27	1
Media selling, general and administrative expenses	170	18	11
Depreciation and intangible amortization expenses	56	5	1
Amortization of program costs	19	—	—
Corporate general and administrative expenses	37	—	—
Non-media expenses	2	—	9
Loss on asset dispositions and other, net of impairment	8	—	—
Segment operating income (loss)	$12	$18	$(1)

Reconciliation of Segment GAAP Operating Income to Segment Adjusted EBITDA:
Segment operating income (loss)	$12	$18	$(1)
Depreciation and intangible amortization expenses	56	5	1
Loss on asset dispositions and other, net of impairment	8	—	—
Stock-based compensation	21	—	—
Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	6	—	—
Segment Adjusted EBITDA	$103	$23	$—

Three months ended March 31, 2024	Local Media	Tennis	Other
($ in millions)
Total revenues	$727	$63	$15
Media programming and production expenses	383	25	—
Media selling, general and administrative expenses	183	12	5
Depreciation and intangible amortization expenses	58	5	1
Amortization of program costs	19	—	—
Corporate general and administrative expenses	41	1	—
Non-media expenses	2	—	12
Segment operating income (loss)	$41	$20	$(3)

Reconciliation of Segment GAAP Operating Income to Segment Adjusted EBITDA:
Segment operating income (loss)	$41	$20	$(3)
Depreciation and intangible amortization expenses	58	5	1
Stock-based compensation	25	—	—
Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	7	—	(1)
Segment Adjusted EBITDA	$131	$25	$(3)

Forward-Looking Statements:
The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the rate of decline in the number of subscribers to services provided by traditional and virtual multi-channel video programming distributors (“Distributors”); the Company’s ability to generate cash to service its substantial indebtedness; the successful execution of outsourcing agreements; the successful execution of retransmission consent agreements; the successful execution of network and Distributor affiliation agreements; the Company’s ability to identify and consummate acquisitions and investments, to manage increased financial leverage resulting from acquisitions and investments, and to achieve anticipated returns on those investments once consummated; the Company’s ability to compete for viewers and advertisers; pricing and demand fluctuations in local and national advertising; the appeal of the Company’s programming and volatility in programming costs; material legal, financial and reputational risks and operational disruptions resulting from a breach of the Company’s information systems; the impact of FCC and other regulatory proceedings against the Company; compliance with laws and uncertainties associated with potential changes in the regulatory environment affecting the Company’s business and growth strategy; the impact of pending and future litigation claims against the Company; the Company’s limited experience in operating or investing in non-broadcast related businesses; and any risk factors set forth in the Company’s recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Category: Financial

Investor Contacts:
Christopher C. King, VP, Investor Relations
Billie-Jo McIntire, VP, Corporate Finance
(410) 568-1500

Media Contact:
jbellucci-c@sbgtv.com